Exhibit 10.36

Dated March 20 2024

Subscription Agreement

in respect of the commitment to purchase and the issuance of Convertible Debentures due 2028

(i)

This Agreement is made by deed on March 20 2024

Between:

(1)	Lifezone Metals Limited, a company limited by shares incorporated as a limited company under the laws of the Isle of Man with company number 020550V, with its registered office at Commerce House, 1 Bowring Road, Ramsey IM8 2LQ, Isle of Man (the “Issuer”); and

(2)	[●], a [●] existing under the laws of the [●], with its registered office at [●] (the “Debentureholder”),

(each a “Party” and together the “Parties”).

Whereas:

(A)	The Issuer has authorised the creation and issue of USD 50,000,000 senior convertible debentures due 2028 (the “Debentures”) in the form set out at Schedule 3 (Form of the Debenture Certificate) that will be issued at a discount equal to 1.5% of the aggregate principal amount of the Debentures (the “OID”).

(B)	The Debentures will be convertible into ordinary shares of the Issuer in accordance with their terms (the “Shares”) at the Conversion Price (as defined herein), subject to adjustment in accordance with their terms. Payments of principal instalment amounts and interest amounts on the Debentures may in certain circumstances be settled by Shares in accordance with their terms.

(C)	The Parties hereto wish to record the arrangements agreed between them in relation to the commitment to purchase the Debentures by the Debentureholder and the issue of the Debentures by the Issuer.

It is agreed as follows:

1.	Definitions and Interpretation

1.1	Definitions

In this Agreement, the following terms and terms used and not defined in the Recitals or this Clause 1.1, shall have the following meanings:

“affiliate” has the meaning given to it in Rule 501(b) of Regulation D under the Securities Act.

“Anti-Money Laundering Laws” has the meaning given in Clause 8.1(ccc) (Representations of the Issuer).

“Applicable Laws” means all applicable laws, rules, regulations, statutes, ordinances, orders, consents, decrees, judgments, decisions, rulings, awards and the terms and conditions of any Authorisations, including any judicial or administrative interpretation thereof.

“Authorisation” means any regulatory approval, licence, permit, approval, consent, certificate, registration, filing or other authorisation of or issued by any Governmental Authority, including any material licenses required in respect of the operation of the Issuer and Subsidiaries’ business.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York, United States and London, United Kingdom are authorised by law to close.

“Change of Control” has the meaning given to it in the Debenture Certificate.

“Closing” means the closing of the issue of the Debentures to the Debentureholder.

“Closing Date” means 27 March 2024, or such other date as may be agreed in writing (including by email) between the Parties in their absolute discretion, subject to the satisfaction or waiver of all closing conditions in Clause 4.1 (Conditions Precedent to Closing).

“Closing Time” means 9 a.m. (New York time) on the Closing Date or such other time as may be agreed to in writing (including by email) between the Parties in their absolute discretion.

“Confidential Information” has the meaning given to it in Clause 14.1 (Confidentiality).

“Contracts” has the meaning given to it in Clause 8.1(o) (Representations of the Issuer).

“Conversion Notice” means a notice (which shall be irrevocable) delivered by (and signed by an authorised signatory of) the Debentureholder to the Issuer, stating the Debentureholder is electing to exercise its Conversion Rights with respect to certain Debentures, and:

(a)	specifying the relevant principal amount of Debentures (and related Debenture Certificate number) the subject of such exercise;

(b)	confirming the relevant details for the delivery of Shares and bank account details for the payment of cash (if applicable), in relation to such exercise of Conversion Rights;

(c)	confirming the Debentures which are the subject of such notice are free from all liens, charges and encumbrances or any other third party rights; and

(d)	confirming any third party nominee to whose account the Shares are to be delivered, if applicable, have consented to the same.

“Conversion Price” means the lower of: (a) USD 8.00; (b) a 30% premium to the VWAP of the Shares on the Stock Exchange for the ten (10) trading days preceding the Closing Date; and (c) a 30% premium to the VWAP of the Shares on the Stock Exchange on the last trading day immediately preceding the Closing Date on which the Shares actually trade.

“Conversion Right” has the meaning given to it in the Debenture Certificate.

“Data Room” means the data room made available from the Issuer to the Debentureholder for the purposes of this Agreement, in its condition and with its contents as at the Closing Time.

“Debenture Certificates” means a Debenture certificate in or in substantially the form set out in Schedule 3 (Form of Debenture Certificate) including any replacement Debenture Certificate issued pursuant to Clause 5.6 (Replacement of Debenture Certificates).

“Debenture Documents” means this Agreement and each Debenture Certificate.

“Debentureholder” means in respect of a Debenture, the person in whose name such Debenture is for the time being registered in the Register, being, at the Closing Date, the Debentureholder.

“Debentures” has the meaning given to it in Recital (A).

“Default” means an Event of Default which would, with the expiry of a grace period, the giving of notice, the making of any determination under the Debenture Documents or any combination of any of the foregoing, be an Event of Default.

“Disclosure Letter” means the disclosure letter provided by the Issuer to the Debentureholder dated the date of this Agreement which discloses relevant information regarding the Issuer with sufficient details to identity the nature and scope of the matters disclosed.

“Employee Plans” has the meaning given to it in Clause 8.1(jjj) (Representations of the Issuer).

“Environmental Law” has the meaning given in Clause 8.1(qq) (Representations of the Issuer).

“EUWA” means the European Union (Withdrawal) Act 2018.

“Event Date” has the meaning given in Clause 10(h) (Undertakings by the Issuer).

“Event of Default” has the meaning given to it in the Debenture Certificate.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Existing Holder” has the meaning given to it in Clause 11.2 (Permitted Transfers).

“FSMA” means the Financial Services and Markets Act 2000.

“Governmental Authority” means the government of any nation, or of any political subdivision thereof, whether state, regional or local, and any agency, authority, branch, department, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government or any subdivision thereof (including any supra-national bodies).

“Group” means the Issuer and its consolidated Subsidiaries from time to time taken as a whole and references to a member of the Group means any of the Issuer or any of its consolidated Subsidiaries from time to time.

“Hazardous Substance” has the meaning given in Clause 8.1(qq) (Representations of the Issuer).

“IFRS” means International Financial Reporting Standards issued by the International Accounting Standards Board (IASB) and interpretations issued by the International Reporting Interpretations Committee of the IASB (as amended, supplemented or re-issued from time to time).

“Indemnified Person” has the meaning given to it in Clause 6.1 (Indemnity).

“Initial Determinations Notice” means the notice to be delivered by the Issuer to Debentureholders substantially in the form set out in Schedule 5 (Form of Initial Determinations Notice).

“Intellectual Property” has the meaning given to it at Clause 8.1(ii) (Representations of the Issuer).

“Interest Shares” has the meaning given to it in the Debenture Certificate.

“International Mining Claims” has the meaning given in Clause 8.1(rr) (Representations of the Issuer).

“Issue Price” means 98.5 per cent of the principal amount of Debentures to be subscribed for by the Debentureholder.

“Issuer” means Lifezone Metals Limited, a company incorporated as a limited company under the laws of the Isle of Man.

“IT Systems and Data” has the meaning given in Clause 8.1(vv) (Representations of the Issuer).

“Lead Subscriber” means Bromma Resource Master Fund, a exempt company existing under the laws of the Cayman Islands.

“Leased Premises” means the premises which are material to the Issuer or any of the Subsidiaries and which the Issuer or any Subsidiary occupies as a tenant.

“Lien” means any encumbrance or title defect of whatsoever kind or nature, regardless of form, whether or not registered or registrable and whether or not consensual or arising by law (statutory or otherwise), including any mortgage, lien, charge, pledge or security interest, upon or with respect to any property, whether fixed or floating, or any assignment, lease, option, right of pre-emption, privilege, encumbrance, easement, servitude, right of way, restrictive covenant, right of use or any other right or claim of any kind or nature whatsoever which affects ownership or possession of, or title to, any interest in, or right to use or occupy such property or asset.

“Loss” has the meaning given to it in Clause 6.1(a) (Indemnity).

“Material Adverse Change” means any adverse change or any development or event, in each case when compared to the position which had been publicly disclosed by the Issuer as at the date immediately prior to this Agreement, which could be reasonably expected to, individually or in aggregate, result in a prospective change which is materially adverse to the condition (financial or otherwise), financial prospects, business or general affairs, results of operations, properties or profitability of the Issuer or the Group or any development of which the Issuer is, or might reasonably be expected to be, aware that could be reasonably expected to materially adversely affect the ability of the Issuer to perform its respective obligations under the Debenture Documents or the Debentures.

“Material Subsidiaries” means the material subsidiaries of the Issuer, consisting of:

(a)	Lifezone Holdings Limited, a wholly owned subsidiary incorporated under the laws of the Isle of Man;

(b)	Lifezone Limited, an indirect wholly owned subsidiary incorporated under the laws of the Isle of Man;

(c)	Kabanga Nickel Limited, a subsidiary incorporated under the laws of the United Kingdom;

(d)	Tembo Nickel Corporation Limited, incorporated under the laws of the United Republic of Tanzania;

(e)	Tembo Nickel Mining Company Limited, incorporated under the laws of the United Republic of Tanzania; and

(f)	Tembo Nickel Refining Company Limited, incorporated under the laws of the United Republic of Tanzania.

“New Holder” has the meaning given to it in Clause 11.2 (Permitted Transfers).

“OID” has the meaning given to it in Recital (A).

“Permits” has the meaning given in Clause 8.1(ll) (Representations of the Issuer).

“Principal Shares” has the meaning given to it in the Debenture Certificate.

“Properties” means the material mineral properties and projects of the Kabanga deposit project area of the Issuer and of the Subsidiaries.

“Register” means the register of Debentures maintained by or on behalf of the Issuer in or substantially in the form set out in Schedule 6 (Form of Register).

“Registrable Securities” has the meaning given in Clause 10(h) (Undertakings by the Issuer).

“Registration Statement” means the Form F-3 registration statement of the Issuer registering the resale of all Shares (as defined in the Debenture Certificate) issuable upon conversion of the Debentures under Rule 415 under the Securities Act.

“Regulation S” means Regulation S under the Securities Act.

“Related Parties” has the meaning given to it in Clause 6.1(b) (Indemnity).

“Restricted Information” has the meaning given to it in Clause 14.3(b) (Restricted Information).

“Sanctions” has the meaning given in Clause 8.1(ddd) (Representations of the Issuer).

“Sanctioned Country” has the meaning given in Clause 8.1(ddd) (Representations of the Issuer).

“SEC” has the meaning given in Clause 10(h) (Undertakings by the Issuer).

“Securities Act” means the United States Securities Act of 1933, as amended.

“Shares” has the meaning given to it in Recital (B).

“Stock Exchange” means the New York Stock Exchange.

“Subsidiary” means any one of, and “Subsidiaries” means collectively, the subsidiaries of the Issuer, consisting of any corporation or other business entity in which the Issuer or one or more of its Subsidiaries, now or in the future, owns, directly or indirectly, sufficient equity or voting interests to enable it or them (as a group) to elect a majority of the directors (or Persons performing similar functions) of such entity, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned, directly or indirectly, by the Issuer or one or more of its Subsidiaries.

“Transfer and Accession Deed” means a deed substantially in the form set out in Schedule 4 (Form of Transfer and Accession Deed) or any other form agreed between the Issuer, the relevant Existing Holder and the New Holder.

“VWAP” means the daily volume weighted average trading price of the Shares for the applicable period (which must be calculated utilising days in which the Shares actually trade) on the Stock Exchange.

1.2	Interpretation

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)	the “Debentureholder”, any “Debentureholder” or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under the Debenture Documents;

(ii)	“assets” includes present and future properties, revenues and rights of every description;

(iii)	a “Debenture Document” or any other agreement or instrument is a reference to that Debenture Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(iv)	a “Person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

(v)	a “regulation” includes any regulation, rule, official directive, or official guidance of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other Governmental Authority;

(vi)	a provision of law is a reference to that provision as amended or re-enacted from time to time; and

(vii)	a time of day is a reference to New York time.

(b)	Headings and the table of contents are for ease of reference only and shall not affect the construction of this Agreement.

(c)	Any reference in this Agreement to a Clause or a Schedule is, unless otherwise stated, to a Clause or a Schedule hereof. The Schedules form an integral part of this Agreement.

2.	The Debentures

2.1	Constitution of the Debentures

On and from the Closing Date, the Issuer constitutes the Debentures and covenants in favour of the Debentureholder (and each holder of a Debenture Certificate from time to time) that it will duly perform and comply with the obligations expressed to be undertaken by it in this Agreement, in each Debenture Certificate (and for this purpose any reference to any obligation or payment under or in respect of the Debentures shall be construed to include a reference to any obligation or payment under or pursuant to this provision).

2.2	Benefit

This Agreement shall enure to the benefit of the Debentureholder and their (and any subsequent) successors in title and permitted assigns in accordance with Clause 11.2, each of which shall be entitled severally to enforce this Agreement against the Issuer. The Debentures shall be issued and held subject to and with the benefit of the provisions of the Debenture Documents. All such provisions shall be binding on the Issuer, the Debentureholder and any New Holders and all persons claiming through or under them respectively.

3.	Issue and Subscription

3.1	Undertaking to Issue

With effect from the date of this Agreement, the Issuer undertakes to the Debentureholder that, subject to and in accordance with the terms and conditions of this Agreement, the Issuer will (i) issue Debentures in the principal amount specified opposite the Debentureholder’s name in Schedule 1 (Subscription Allocation) on the Closing Date, in accordance with the provisions of this Agreement, and (ii) execute the Debenture Certificate in respect of the Debentureholder and such other documents necessary for the issuance of the Debentures and the consummation of the transaction contemplated by this Agreement.

3.2	Undertaking to Subscribe

With effect from the date of this Agreement, the Debentureholder undertakes to the Issuer that, subject to and in accordance with the terms and conditions of this Agreement, it will subscribe for Debentures in the principal amount specified opposite the Debentureholder’s name in Schedule 1 (Subscription Allocation), on the Closing Date at the Issue Price (net of the amounts referred to at 4.1(a)(vii)).

4.	Completion and Settlement

4.1	Conditions Precedent to Closing

(a)	The Debentureholder will only be obliged to subscribe for Debentures if:

(i)	the Debentureholder, in its sole discretion, acting reasonably and in good faith, shall be satisfied with their due diligence review with respect to the business, assets, financial condition and affairs of the Issuer and the Group;

(ii)	prior to the Closing, the Debentureholder has received all of the documents listed in Schedule 2 (Conditions Precedent) in form and substance reasonably satisfactory to it (in its discretion), save for the documents listed in Clause 4.2(a)(ii) (Closing Procedure);

(iii)	on each of the date hereof and on the Closing Date, no order, ruling or determination having the effect of ceasing or suspending trading in any securities of the Issuer or prohibiting the sale of the Debentures or the issue of Shares issuable thereunder in accordance with the terms of the Debenture Certificate and no proceeding for such purpose being pending or, to the knowledge of the Issuer, threatened by any Governmental Authority or the Stock Exchange;

(iv)	on each of the date hereof and on the Closing Date: (A) the representations and warranties of the Issuer in this Agreement are true, accurate and correct at, and as if made on, such date, (B) the Issuer has performed all of its respective obligations under this Agreement to be performed on or before such date and on the Closing Date, and (C) there has been no material breach of any of the obligations of the Issuer under this Agreement;

(v)	on the Closing Date, no Default is continuing or would result from the issue of the Debentures;

(vi)	there has been no Material Adverse Change;

(vii)	the Debentureholder shall have received at the Closing Time favourable legal opinions addressed to the Debentureholder dated and delivered on the Closing Date from the Issuer's legal counsel, and from local counsel, in each case in form and substance satisfactory to the Debentureholder (in its discretion), acting reasonably, with respect to the following matters:

(1)	with respect to the Issuer (A) the enforceability of the Debenture Documents; (B) the creation and valid issuance of the Debentures; (C) corporate matters related to the Issuer and its Material Subsidiaries; and (D) such matters that are customary in transactions similar to the offering of the Debentures, subject to customary assumptions, qualifications and limitations;

(2)	with respect to each Material Subsidiary (A) being a corporation existing under the laws of the jurisdiction in which it was incorporated, amalgamated, continued or formed, as the case may be, and having all requisite corporate power to carry on its business as now conducted and to own, lease and operate its property and assets; (B) in respect of title to and rights in the Properties and Permits applicable to each Material Subsidiary; (C) as to its authorised and issued and outstanding capital; (D) all of its issued and outstanding shares being registered, directly or indirectly, in the name of the Issuer; and (E) such matters that are customary in transactions similar to the offering of the Debentures, subject to customary assumptions, qualifications and limitations.

(viii)	the Issuer having paid: (1) the reasonable out-of-pocket due diligence fees and expenses of legal counsel retained by the Lead Subscriber up to a maximum of US$75,000 (excluding disbursements and applicable taxes); and (2) the reasonable out-of-pocket fees and expenses of UK legal counsel retained by the Lead Subscriber up to a maximum of £20,000 (excluding disbursements and applicable taxes);

(ix)	in the Debentureholder’s opinion (acting in good faith), since the date of this Agreement there has been no adverse change in the financial markets in the United States which would reasonably be considered material in the context of the issue of the Debentures and the purchase thereof by the Debentureholder;

(x)	the Issuer having obtained all required regulatory (including Stock Exchange) and corporate approvals, and all requisite third-party consents, to permit the completion of the transactions contemplated hereby; and

(xi)	on or prior to the Closing, the Debentureholder has received the documents listed in Clause 4.2(a)(ii) (Closing Procedure) to be held in escrow pending Closing.

(b)	The Debentureholder shall notify the Issuer promptly upon receipt by or on behalf of the Debentureholder of all of the documents and other evidence listed in Schedule 2 (Conditions Precedent) in form and substance satisfactory to it.

(c)	The Debentureholder may, in its absolute discretion and upon such terms as it thinks fit, waive compliance with the whole or any part of this Clause 4.1 (Conditions Precedent to Closing).

(d)	If, on the Closing Date, any of the conditions precedent provided in Clause 4.1(a) have not been satisfied, nor waived as provided in Clause 4.1(c), then the Debentureholder shall, at its election, be relieved of all its obligations under Clause 3.2 (Undertaking to Subscribe) to subscribe for the Debentures under this Agreement, without prejudice to its right to seek indemnification for damages suffered by the Debentureholder as a result of, or any other remedy the Debentureholder may have in connection with, and default or non-compliance of the Issuer’s obligations hereunder prior to such termination.

(e)	An election by the Debentureholder under Clause 4.1(d) shall not operate as a waiver of any rights the Debentureholder may have by reason of such failure to satisfy or such non-fulfilment.

4.2	Closing Procedure

(a)	Following the notification to the Issuer referred to in Clause 4.1(b), and by no later than the Closing Date:

(i)	the Issuer shall make (or shall procure the making of) the appropriate entry in the Register showing the Debentureholder as the registered owner of the aggregate principal amount of Debentures set out against its name in Schedule 1 (Subscription Allocation);

(ii)	the Issuer shall issue and deliver to the Debentureholder:

(1)	the duly executed Debenture Certificate dated the Closing Date; and

(2)	a certified excerpt of the Register reflecting the entry referred to in Clause 4.2(a)(i),

such documents to be held in escrow to the Issuer’s order until such time as they are deemed to be released pursuant to Clause 4.2(d).

(b)	At Closing, and following receipt by the Debentureholder’s of the documents specified in Clause 4.2(a)(ii), the Debentureholder shall pay or procure the payment of its subscription monies (net of the amounts referred to at 4.1(a)(vii)) in immediately available funds to the following account:

[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

or such other account of the Issuer as the Issuer designates to the Debentureholder in writing at least three Business Days prior to the Closing Date.

(c)	The Debentureholder shall notify the Issuer that it has effected the payment specified in Clause 4.2(b) and provide evidence or a receipt of such payment transfer.

(d)	Upon receipt of the net subscription monies specified in Clause 4.2(b), the documents referred to in Clause 4.2(a)(ii) shall be deemed to be automatically released by the Issuer to or to the order of the Debentureholder.

(e)	The Issuer shall promptly on the Closing Date furnish a written confirmation to the Debentureholder of its receipt of the relevant subscription monies.

5.	Register and Title

5.1	Registration of Debentures

(a)	The Issuer shall maintain a Register (or shall procure that a Register is maintained on its behalf) in respect of the Debentures in accordance with the regulations in Schedule 7 (Regulations Concerning Transfers and Registration of the Debentures).

(b)	A Debenture Certificate will be issued to each Debentureholder in respect of its registered holding.

(c)	Each Debenture Certificate will be numbered serially with an identifying number which will be recorded in the Register by or on behalf of the Issuer.

5.2	Title

(a)	Subject to the provision of this Agreement each Debentureholder registered in the Register shall (except as otherwise required by law or as ordered by a court of competent jurisdiction) be treated as the absolute owner of such Debenture for all purposes (whether or not it is overdue and regardless of any notice of ownership, trust or any other interest in such Debenture, any writing on the Debenture Certificate relating to such Debentures (other than a duly executed transfer thereof) or any notice of any previous loss or theft of such Debenture Certificate) and no person shall be liable for so treating such Debentureholder.

(b)	The Issuer shall promptly on demand by any Debentureholder (and in any event by no later than five Business Days after demand) send to such Debentureholder a complete and correct copy of the Register.

5.3	Registration and Delivery of Debenture Certificates

(a)	Promptly following the surrender of a Debenture Certificate in respect of a transfer of Debentures in accordance with Clause 11.2 (Permitted Transfers) and Schedule 7 (Regulations Concerning Transfers and Registration of the Debentures), the Issuer will register, or procure the registration of, the New Holder (as defined below) in the Register and deliver, at the Issuer’s expense (except as provided below), a new Debenture Certificate in a principal amount equal to the amount of Debentures transferred to such New Holder at the address specified for the purpose by such New Holder and, if applicable, a new Debenture Certificate to the Existing Holders in accordance with Clause 11.2 (Permitted Transfers).

(b)	Promptly following the exercise by any Debentureholder of its Conversion Rights and surrender of a Debenture Certificate in accordance with its terms, the Issuer will register, or procure the registration of, such conversion of the Debentures in the Register.

5.4	Closed Periods

Debentureholders may not transfer any Debenture(s) during the period of five Business Days ending on the due date for any payment of principal or interest in respect of the Debentures or in respect of which a Conversion Notice has been delivered in accordance with the terms of the Debentures.

5.5	Regulations Concerning Transfers and Registration

All transfers of Debentures, provision of new Debenture Certificates (upon transfer) and entries on the Register are subject to the detailed regulations concerning the transfer and registration of Debentures set out in Schedule 7 (Regulations Concerning Transfers and Registration of the Debentures).

5.6	Replacement of Debenture Certificates

Promptly following receipt by the Issuer of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Debenture Certificate, and:

(a)	in the case of loss, theft or destruction, of an indemnity reasonably satisfactory to it; or

(b)	in the case of mutilation, upon surrender and cancellation of such Debenture Certificate,

the Issuer shall, at its own expense, execute and deliver, a replacement Debenture Certificate.

5.7	Copies of Debenture Certificates

Whenever in this Agreement there is any requirement to deliver, produce, surrender or possess a Debenture Certificate by the Debentureholder, the delivery, production, surrender or possession of an electronic copy of such Debenture Certificate shall be satisfactory, save that, in the case of a surrender of a Debenture Certificate by electronic means the Debentureholder shall confirm to the Issuer destruction of any original thereof.

6.	Indemnification of the Debentureholders

6.1	Indemnity

(a)	The Issuer agrees to indemnify and hold harmless the Debentureholder and each its officers, directors, members, partners, employees, shareholders, affiliates, agents and representatives and each of their respective successors (each, an “Indemnified Person”) from and against any and all actions, suits, investigation, inquiry, claims, losses, costs damages, liabilities, proceedings, and documented related and properly incurred out-of-pocket fees and expenses of any kind or nature (a “Loss”) (subject to the limitations set forth in this Clause 6) which may be incurred by any such Indemnified Person as a result of or arising out of or in connection with or based on:

(i)	Misrepresentation: any breach or alleged breach of the representations and warranties contained in, or made or deemed to be made by the Issuer under, this Agreement by reference to the facts and circumstances then subsisting; or

(ii)	Breach: any breach or alleged breach by the Issuer of any of its material obligations in this Agreement (including, without limitation, the obligations in Clause 10), any Debenture Document or the Debentures (including, without limitation, the failure by the Issuer to issue the Debentures on the Closing Date); or

(iii)	Announcements: any untrue statement contained in any announcement or press release published following the date hereof by or on behalf of the Issuer or any member of the Group in connection with the initial offering of and/or initial issue of the Debentures or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

(b)	The Issuer shall pay to the relevant Indemnified Person within 10 Business Days of written demand therefor an amount equal to such Loss; provided, however, that no Indemnified Person will be entitled to indemnity hereunder in respect of any Loss to the extent that it is finally judicially determined by a court of competent jurisdiction that such Loss resulted from the bad faith or wilful misconduct of such Indemnified Person or its affiliates, officers, directors, partners, trustees, employees, shareholders, agents or controlling persons (all such persons “Related Parties”).

(c)	This Agreement shall not cause any Debentureholder to have any duty or obligation, whether as fiduciary or trustee for any Indemnified Person or Related Party or otherwise, to recover any such payment or to account to any other person for any amounts paid to it under this Clause 6.

6.2	Conduct of Claims

(a)	In case any action or claim shall be brought against any Indemnified Person in respect of which recovery may be sought from the Issuer under this Clause 6, the relevant Indemnified Person shall as soon as reasonably practicable notify the Issuer in writing of such fact, but failure to do so will not relieve the Issuer from any liability under this Agreement and in any event shall not relieve it from any liability which it may have otherwise than on account of the indemnities contained in this Agreement.

(b)	Each Indemnified Person shall thereafter, subject to any requirement imposed by an insurer of the Indemnified Person and to the extent permitted by applicable law or regulation:

(i)	at reasonable intervals keep the Issuer informed of the progress of the claim or action;

(ii)	provide the Issuer with copies of such documentation relating to the claim or action as the Indemnified Person may reasonably request; and

(iii)	maintain reasonable consultation with the Issuer regarding decisions concerning the claim or action,

subject in each case to the Indemnified Person being indemnified, held harmless and secured to its reasonable satisfaction against all Losses incurred by it in consequence of its compliance with this Clause 6, and provided that nothing in this Clause 6 shall:

(A)	require any Indemnified Person to provide the Issuer with a copy of any part of any document which it, in good faith, considers to be held by it subject to a duty of confidentiality or to be privileged whether in the context of any litigation connected with the claim or otherwise; or

(B)	require an Indemnified Person to do, or refrain from doing, anything which would, or which the Issuer considers might, either prejudice any insurance cover to which it or any other Indemnified Person may from time to time be entitled, or from which it or any of them may benefit or which may prejudice the reputation or standing, or be detrimental to the business of, such Indemnified Person or of any other Indemnified Person.

(c)	The Issuer may participate at its own expense in the defence of any such action; provided, however, that legal advisers to the Issuer shall not (except with the consent of the relevant Indemnified Person) also be legal advisers to the Indemnified Person.

(d)	The Issuer shall not, without the prior written consent of the relevant Indemnified Person, settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification could be sought under this Clause 6 (whether or not the Indemnified Person(s) are actual or potential parties thereto), unless such settlement, compromise or consent:

(i)	includes an unconditional release of each Indemnified Person from all liability arising out of such litigation, investigation, proceeding or claim; and

(ii)	does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person.

7.	Costs and Expenses

7.1	Transaction Expenses

With effect from the Closing Date:

(a)	the Issuer shall be responsible for its own expenses and the fees and expenses of all third parties appointed under or in connection with the Debentures, in connection with the preparation and execution of the Debenture Documents and the issue and performance of the Debentures; and

(b)	the Issuer shall be responsible for the reasonable out-of-pocket costs and expenses incurred by the Debentureholders in accordance with Clause 4.1(a)(vii) which shall be deducted from the subscription price of the Debentures on the Closing Date.

7.2	Amendment Costs

If the Issuer requests an amendment, waiver or consent and such requests for amendments, waivers or consents, in the reasonable opinion of the Debentureholder, require legal fees to be incurred, the Issuer shall, advance to the Debentureholder the amount of such reasonable legal costs and expenses expected to be incurred by it in responding to, evaluating, negotiating or complying with that request or requirement provided that such legal costs and expenses shall be agreed with the Issuer in advance.

7.3	Enforcement Costs

The Issuer shall, within five Business Days of demand, pay to each Debentureholder the amount of all costs and expenses (including legal fees) reasonably incurred by that Debentureholder in connection with the enforcement of, or the preservation of any rights under, the Debentures and this Agreement.

8.	Representations of the Issuer

8.1	The Issuer makes the representations and warranties set out below in this Clause 8 to the Debentureholder on the date of this Agreement and, by reference to the facts and circumstances then subsisting, on the Closing Date and each intervening day (or any other time specified):

(a)	that no statement, representation, warranty or covenant made by the Issuer in this Agreement was or will be, when made, inaccurate, untrue or incorrect. All statistical or market-related data included in the Data Room is based on or derived from sources that the Issuer believes to be reliable and accurate in all material respects, and the Issuer has obtained the written consent to the use of such data from such sources to the extent required;

(b)	the currently issued and outstanding Shares are posted for trading on the Stock Exchange and there is and has been no failure on the part of the Issuer or, to the knowledge of the Issuer, any of the Issuer’s officers or directors, in their capacities as such, to comply with (as and when applicable), and immediately following the effective date of the Registration Statement the Issuer will be in compliance with, all the rules, policies and requirements of Stock Exchange;

(c)	no order, ruling or determination having the effect of suspending the sale or ceasing the trading in any securities of the Issuer has been issued by any regulatory authority and is continuing in effect and no proceedings for that purpose have been instituted or, to the knowledge of the Issuer, are pending, contemplated or threatened, by any regulatory authority;

(d)	other than as disclosed in the Data Room, the Issuer has no equity or joint venture interest nor any investment or proposed investment in any person which accounted for, or which is expected to account for, more than 5% of the assets or revenues of the Issuer or would otherwise be material to the business or affairs of the Issuer;

(e)	the authorised capital of the Issuer consists of an unlimited number of Shares of which, as of the Closing Date, 79,994,949 Shares were outstanding as fully paid and non-assessable shares in the capital of the Issuer;

(f)	other than as disclosed in the Data Room and 14,391,141 warrants exercisable for Shares, no person now has any agreement or option or right or privilege (whether at law, pre-emptive or contractual) capable of becoming an agreement for the purchase, subscription or issuance of, or conversion into, any unissued shares, securities, warrants or convertible obligations of any nature of the Issuer; and the Debentures and underlying Shares, upon issuance, will not be issued in violation of or subject to any pre-emptive rights or contractual rights to purchase securities issued by the Issuer;

(g)	except with as set out in the structure chart provided pursuant to Schedule 2 paragraph 3(h) and in the Disclosure Letter, the Issuer is the direct or indirect registered and beneficial owner of all of the issued and outstanding shares and other voting securities of each Subsidiary, in each case free and clear of all liens, and no person, firm, corporation or entity has any agreement, option, right or privilege (whether pre-emptive or contractual) capable of becoming an agreement or option, for the purchase from the Issuer or any Subsidiary of any of the shares or other securities of any Subsidiary;

(h)	that the financial statements (including the related notes thereto) of the Issuer, contain no misrepresentation, present fairly in all material respects the financial condition of the Issuer and its consolidated Subsidiaries as of the respective dates thereof and their results of operations comprehensive income (loss), changes in shareholders’ equity and cash flows for the periods then ended and contain and reflect adequate provisions or allowances for all reasonably anticipated liabilities, expenses and losses, for the respective periods covered thereby, all in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board on a consistent basis throughout the entire period involved;

(i)	the Issuer’s auditors who audited the financial statements are independent public accountants;

(j)	the Issuer maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorisations; and (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS;

(k)	the Issuer is a corporation duly organised, validly existing and in good standing under the laws of its jurisdiction of incorporation. The Issuer has full power and authority to conduct all the activities conducted by it, to own, lease or operate all the assets owned or leased by it and to conduct its business. The Issuer is duly licensed or qualified to do business in and in good standing as a foreign corporation in all jurisdictions in which the nature of the activities conducted by it or the character of the assets owned or leased by it makes such licensing or qualification necessary;

(l)	each Subsidiary is a corporation duly organised, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each Subsidiary has full power and authority to conduct all the activities conducted by it, to own, lease or operate all the assets owned or leased by it and to conduct its business. Each Subsidiary is duly licensed or qualified to do business in and in good standing as a foreign corporation in all jurisdictions in which the nature of the activities conducted by it or the character of the assets owned or leased by it makes such licensing or qualification necessary;

(m)	except as set out in the Disclosure Letter, Kabanga Holdings Ltd, a subsidiary incorporated under the laws of the Cayman Islands; Romanex International Ltd, a subsidiary incorporated under the laws of Canada; Kabanga Nickel Company Ltd, a subsidiary incorporated under the laws of the United Republic of Tanzania and Kagera Mining Company Ltd, a subsidiary incorporated under the laws of the United Republic of Tanzania, have no employees, assets, liabilities, licences or Authorisations;

(n)	except as set out in the Disclosure Letter, there are no material claims, actions, proceedings or investigations (whether or not purportedly by or on behalf of the Issuer) currently outstanding, or to the knowledge of the Issuer, threatened or pending, against the Issuer or the Subsidiaries at law or in equity (whether in any court, arbitration or similar tribunal) or before or by any Governmental Authority. There are no judgments or orders against the Issuer or any of the Subsidiaries which are unsatisfied, nor are there any consent decrees or injunctions to which the Issuer, the Subsidiaries or their properties or assets are subject, or to the knowledge of the Issuer, that are threatened or pending;

(o)	that the Issuer and its Subsidiaries has (i) complied in all material respects with all laws, regulations and orders applicable to it or its business in each jurisdiction in which their respective businesses are carried on and (ii) performed all obligations required to be performed by it, and is not in default under any indenture, mortgage, deed of trust, voting trust agreement, loan agreement, bond, debenture, note agreement, lease license, agreement pursuant to which the Issuer and its Subsidiaries hold their property and assets (including any interest in, or right to earn an interest in or acquire mineral production from any property) or other agreement or instrument (individually, a “Contract” and collectively, “Contracts”) to which it is a party or by which its property is bound or affected, in any such case which non-performance, default or event, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Change. To the knowledge of the Issuer, no other party under any Contract to which it is a party is in default in any respect thereunder or has given written or oral notice to the Issuer or any of its officers or directors of such other party’s intention to terminate, cancel or refuse to renew any Contract. The Issuer is not in violation of any provision of its certificate of incorporation or by-laws;

(p)	that the Issuer has full corporate power and authority to enter into and carry out this Agreement. This Agreement has been duly authorised, executed and delivered by the Issuer;

(q)	other than the Issuer, there is no person that is or will be entitled to the proceeds of the offering under the terms of the Debenture Documents or other instrument or document (written or unwritten);

(r)	that the issue of the Debentures, the issuance and delivery of Shares upon conversion of the Debentures or upon any payment of interest or principal under the Debentures and the execution and delivery of the Debenture Documents have been duly authorised and allotted by the Issuer and, in the case of the Debentures, upon due execution, issue and delivery in accordance with this Agreement will constitute, and, in the case of the Debenture Documents, upon due execution and delivery (as applicable), constitute, legal, valid and binding obligations of the Issuer enforceable in accordance with their respective terms, subject to the laws of bankruptcy and other laws affecting the rights of creditors generally;

(s)	that the execution and delivery of the Debenture Documents, the issuance and delivery of Shares upon conversion of the Debentures or upon any payment of interest or principal under the Debentures, the issue and distribution of the Debentures in accordance with the Debenture Documents and the performance of the terms of the Debentures and the Debenture Documents, will not (i) violate the memorandum and articles of association, any shareholder agreements or resolutions of the Issuer or any Subsidiary or (ii) result in the creation or imposition of any lien, charge or encumbrance upon any of the assets of the Issuer or its Subsidiaries pursuant to the terms or provisions of, or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or give any other party a right to terminate any of its obligations under, or result in the acceleration of any obligation under any contract to which the Issuer or any of its Subsidiaries is a party or by which the Issuer or any of its Subsidiaries or any of its properties is bound or affected, or violate or conflict with any judgment, ruling, decree, order, law, statute, rule or regulation of any court or other governmental agency or body applicable to the business or properties of the Issuer or any of its Subsidiaries, except, in the case of clause (ii), as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Change;

(t)	the Issuer is not aware of any shareholders agreements currently in place or that are contemplated or being negotiated, which in any manner affects the management or operation of the Issuer;

(u)	since December 31, 2022, other than as disclosed in the Data Room;

(i)	there has not been any material change in the assets, properties, affairs, prospects, liabilities, obligations (absolute, accrued, contingent or otherwise), business, condition (financial or otherwise) or results of operations of the Issuer or any Subsidiary, as applicable;

(ii)	there has not been any material change in the capital stock or long-term debt of the Issuer or any Subsidiary, as applicable; and

(iii)	the Issuer and each Subsidiary, as applicable, has carried on its business in the ordinary course;

(v)	the books and records of the Issuer and each Subsidiary for the periods from their respective dates of creation, incorporation or amalgamation, as the case may be, to the date hereof are the original, complete and accurate books and records of the Issuer and each Subsidiary in all material respects and contain copies of all proceedings (or certified copies thereof) of the shareholders, the board of directors and all committees of the board of directors of such entities and there have been no other meetings, resolutions or proceedings of the shareholders, board of directors or any committee of the board of directors to the date hereof not reflected in such books and records other than those which have been prepared in draft and have not yet been approved by the board of directors, those that have been disclosed to the Debentureholder and those concerning the transactions contemplated by the Subscription Agreement;

(w)	that no event has occurred which would constitute (if the Debenture Documents had been duly executed and the Debentures were issued and outstanding) an Event of Default or a Change of Control;

(x)	no event of insolvency has occurred in relation to the Issuer or its Subsidiaries, nor is there any act which has occurred or, to the best of the Issuer’s knowledge, is anticipated to occur which is likely to result in an event of insolvency in relation to the Issuer or its Subsidiaries;

(y)	except as set out in the Disclosure Letter, no proceedings have been taken, instituted or, are pending for the dissolution, liquidation or winding up of the Issuer or any of its Subsidiaries;

(z)	that no consent, approval, authorisation, license, registration, qualification or order of, or any filing or declaration with, any court or arbitrator or governmental or regulatory authority, agency or body is required in connection with the authorisation, issuance, transfer, sale or delivery of the Debentures by the Issuer, in connection with the execution, delivery and performance of this Agreement by the Issuer or in connection with the taking by the Issuer of any action contemplated hereby, provided that the issuance of any payment of interest or principal under the Debentures will be in accordance with the terms of the Debentures.

(aa)	that:

(i)	the Issuer has authority to issue and allot, free from pre-emption rights, sufficient Shares to enable the Conversion Rights in respect of the Debentures to be satisfied in full (including in respect of any payment of interest or principal under the Debentures), and all other rights of subscription and conversion into Shares to be satisfied in full in accordance with their terms and to the extent such authorisation expires (or otherwise is no longer existing for any reason), the Issuer will use reasonable endeavours to renew such authorisation as soon as practicable;

(ii)	the Shares to be issued and/or delivered upon conversion of the Debentures or pursuant to any payment of interest or principal under the Debentures will be fully paid and will not be subject to calls for further funds and will be free and clear of all liens, charges, pledges, encumbrances, security interest, claims and other third party rights;

(iii)	the Shares to be issued and/or delivered upon conversion of the Debentures will rank pari passu with the then outstanding Shares;

(iv)	the subscription of the Debentures and all Shares to be issued and/or delivered upon conversion of the Debentures or pursuant to any payment of interest or principal under the Debentures will not be subject to any pre-emptive, first-refusal or similar rights arising under applicable Isle of Man law or under the articles of association (or other constitutional document or otherwise) of the Issuer in force from time to time, and is not subject to other similar rights arising under applicable Isle of Man law or under such articles of association (or other constitutional document) of the Issuer;

(v)	except as provided by general provisions of Isle of Man law or the rules of the Stock Exchange, there are no restrictions or limitations concerning the voting rights or transfers of the Shares, any declaration or payment of dividends or any other contributions statutorily due to the holders of the Shares whether pursuant to any agreement or otherwise; and

(vi)	under current Isle of Man laws and regulations and the rules of the Stock Exchange, no authorisation, approval or consent of any governmental authority or agency of the Isle of Man or of any other jurisdiction is required to effect dividend payments or distributions in respect of any Shares to be delivered upon conversion of the Debentures or pursuant to any payment of interest or principal under the Debentures;

(bb)	except as required by law, the Issuer shall not disclose the name of the Debentureholder in any press releases or other public disclosure relating to the offering without the Debentureholder’s prior written consent;

(cc)	other than as disclosed in the Data Room, none of the directors, officers or employees of the Issuer, any known holder of more than 10% of any class of shares of the Issuer, or any known associate or affiliate of any of the foregoing persons or companies, has had any material interest, direct or indirect, in any material transaction within the previous two years or any proposed material transaction with the Issuer or any Subsidiary which, as the case may be, materially affected, is material to or will materially affect the Issuer or any Subsidiary;

(dd)	none of the directors or officers of the Issuer or any Subsidiary are now, or have ever been, (i) subject to an order or ruling of any securities regulatory authority or stock exchange prohibiting such individual from acting as a director or officer of a company; or (ii) subject to an order preventing, ceasing or suspending trading in any securities of the Issuer or other company;

(ee)	there is no person acting or purporting to act at the request of the Issuer who is entitled to any brokerage, agency or other advisory or similar fee in connection with the offering;

(ff)	all agreements with third parties in connection with the business of the Issuer have been entered into and are being performed by the Issuer and the Issuer and, to the knowledge of the Issuer, by all other third parties thereto, in material compliance with their terms. There exists no actual or pending, or to the knowledge of the Issuer, threatened termination, cancellation or limitation of, or any material adverse modification or material change in, the business relationship of the Issuer or the Subsidiaries, with any material supplier, sponsor, service provider or customer, or group thereof, whose business with or whose purchases from or components or services provided to the business of the Issuer or any Subsidiary are individually or in the aggregate material to the assets, business, properties, operations or financial condition of the Issuer (on a consolidated basis). All such business relationships are intact and mutually cooperative, and there exists no condition or state of fact or circumstances that would prevent the Issuer and the Subsidiaries from conducting such business with any such third parties in the same manner in all material respects as currently conducted or proposed to be conducted;

(gg)	except as disclosed in the Data Room, neither the Issuer nor any Subsidiary has approved, entered into any agreement in respect of, or has any knowledge of;

(i)	the purchase of any material property or any interest therein, or the sale, transfer or other disposition of any material property or any interest therein currently owned, directly or indirectly, by the Issuer or any Subsidiary whether by asset sale, transfer of shares, or otherwise;

(ii)	the change of control (by sale or transfer of voting or equity securities or sale of all or substantially all of the assets of the Issuer any Subsidiary or otherwise) of the Issuer or any Subsidiary; or

(iii)	a proposed or planned disposition of Shares by any shareholder who owns, directly or indirectly, 10% or more of the outstanding Shares;

(hh)	the Issuer and/or the Subsidiaries have good, valid and marketable title to and have all necessary rights in respect of all of its business assets as owned, leased, licensed, loaned, operated or used by them or over which they have rights, free and clear of any Liens (other than as disclosed in the Data Room), and as are necessary for the conduct of the business as currently conducted. The Issuer knows of no claim or basis for any claim that might or could have a Material Adverse Change on the rights of the Issuer or the Subsidiaries to use, transfer, lease, license, operate, develop, sell or otherwise exploit such business assets and there are no outstanding rights of first refusal or other pre-emptive rights of purchase which entitle any person to acquire any of the rights, title or interests in the business assets;

(ii)	that, except as disclosed in the Data Room, the Issuer and its Subsidiaries own, have valid and enforceable licenses for or otherwise have adequate rights to use all technology (including but not limited to patented, patentable and unpatented inventions and unpatentable proprietary or confidential information, systems or procedures), designs, processes, licenses, patents, trademarks, service marks, trade secrets, trade names, know how, copyrights and other works of authorship, computer programs, technical data and information and all similar intellectual property or proprietary rights (including all registrations and applications for registration of, and all goodwill associated with, any of the foregoing, as applicable) (collectively, “Intellectual Property”) that are or would reasonably be expected to be material to their business as currently conducted or as proposed to be conducted (including upon the commercialisation of products, services or technologies disclosed in the Data Room as under development) or to the development, manufacture, operation and sale of any products and services sold or proposed to be sold by any of the Issuer or its Subsidiaries, free and clear of any Liens and no consent of any person is necessary for the Issuer to make use, reproduce, license, sell, modify, update, enhance or otherwise exploit and Intellectual property owned by except where the failure to own, license or otherwise have rights to such Intellectual Property would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Change. Neither the Issuer nor any of its Subsidiaries have received any advice or opinion that any of the Intellectual Property owned by them is invalid or unregistrable or unenforceable, in whole or in part in any jurisdiction and the Intellectual Property of the Issuer and its Subsidiaries has not been adjudged by a court or other administrative body of competent jurisdiction to be invalid or unenforceable in whole or in part. Except as disclosed in the Data Room, (i) there are no third parties who have established or, to the knowledge of the Issuer, will be able to establish, rights to any Intellectual Property owned by, or licensed to, the Issuer or its Subsidiaries, except for, and to the extent of, the ownership rights of the owners of the Intellectual Property disclosed in the Data Room is licensed to the Issuer; (ii) to the knowledge of the Issuer, there is no infringement, misappropriation or other violation by third parties of any Intellectual Property owned by, or licensed to, the Issuer or its Subsidiaries; (iii) there is no pending or, to the knowledge of the Issuer, threatened action, suit, proceeding or claim by others challenging the Issuer’s or any of its Subsidiaries’ rights in or to any Intellectual Property owned by, or licensed to, the Issuer or its Subsidiaries, and the Issuer is unaware of any facts which would form a reasonable basis for any such action, suit, proceeding or claim; (iv) there is no pending or, to the knowledge of the Issuer, threatened action, suit, proceeding or claim by others challenging the validity, enforceability or scope of any Intellectual Property owned by, or licensed to, the Issuer and its Subsidiaries, and the Issuer is unaware of any facts which would form a reasonable basis for any such action, suit, proceeding or claim; (v) there is no pending or, to the knowledge of the Issuer, threatened action, suit, proceeding or claim by others that (nor has the Issuer or any of its Subsidiaries received any claim from a third party that) the Issuer or its Subsidiaries infringe, misappropriate or otherwise violate, or would, upon the commercialisation of any product, service or technology described in the Data Room as under development, infringe, misappropriate or otherwise violate, any intellectual property rights of others, and the Issuer is unaware of any facts which would form a reasonable basis for any such action, suit, proceeding or claim; (vi) the Issuer and its Subsidiaries have complied with and there has been no material breach or default under the terms of each agreement pursuant to which Intellectual Property has been licensed to the Issuer and its Subsidiaries, and all such agreements are in full force and effect; (vii) there is no patent or patent application that contains claims that interfere with the issued or pending claims of any of the Intellectual Property owned by or licensed to the Issuer or its Subsidiaries or that challenges the validity, enforceability or scope of any such Intellectual Property; (viii) there is no prior art that may render any patent application within such Intellectual Property unpatentable that has not been disclosed to the U.S. Patent and Trademark Office; and (ix) the product and technology candidates described in the Data Room as under development by the Issuer and its Subsidiaries fall within the scope of the claims of one or more patents owned by, or exclusively licensed to, the Issuer and its Subsidiaries, except, in each case of (ii) through (ix), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Change. Except as disclosed in the Data Room the Issuer and its Subsidiaries are not obligated or under any liability whatsoever to make any material payment by way of royalties, fees or otherwise to any owner or licensee of, or other claimant to, any Intellectual Property, with respect to the use thereof or in connection with the conduct of their respective businesses or otherwise;

(jj)	that the Issuer and its Subsidiaries own, or are licensed or otherwise have the full exclusive right to use, all material trademarks and trade names that are used in or reasonably necessary for the conduct of their business. The Issuer has not received any notice of infringement of or conflict with asserted rights of others with respect to any such trademarks or trade names, or challenging or questioning the validity or effectiveness of any such trademark or trade name. To the Issuer’s knowledge, the use of such trademarks and trade names in connection with the business and operations of the Issuer and its Subsidiaries does not infringe on the rights of any person. Except as disclosed in the Data Room, the Issuer and its Subsidiaries are not obligated or under any liability whatsoever to make any payment by way of royalties, fees or otherwise to any owner or licensee of, or other claimant to, any trademark, service mark or trade name with respect to the use thereof or in connection with the conduct of their business or otherwise;

(kk)	to the extent any Intellectual Property owned by the Issuer or its Subsidiaries has been created in whole or in part by current employees, consultants or independent contractors, any rights therein of such persons have been irrevocably assigned in writing to the Issuer or its Subsidiaries, as applicable, and no such person has asserted any claim in respect of any moral rights in such person’s contribution to such Intellectual Property or component thereof and all such moral rights have been waived by such persons;

(ll)	that, except as would not, individually or in the aggregate, have a Material Adverse Change, (i) the Issuer and its Subsidiaries hold, and are operating in compliance with, such permits, licenses, franchises, registrations, exemptions, approvals, authorisations and clearances of any other governmental authorities required for the conduct of their business as currently conducted (collectively, the “Permits”), and all such Permits are in full force and effect; and (ii) the Issuer and its Subsidiaries have fulfilled and performed all of their obligations with respect to the Permits, and, to the Issuer’s knowledge, no event has occurred which allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any other impairment of the rights of the holder of any Permit. The Issuer and its Subsidiaries have not received any notification, correspondence or any other written or oral communication, including notification of any pending or, to the Issuer’s knowledge, threatened claim, suit, proceeding, hearing, enforcement, investigation, arbitration or other action from any governmental authority of potential or actual material non-compliance by, or material liability of, the Issuer or a Subsidiary under any Permits. To the Issuer’s knowledge, there are no facts or circumstances that would reasonably be expected to give rise to any material liability of the Issuer or a Subsidiary under any Permits;

(mm)	that the Issuer and its Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all their Intellectual Property in all material respects, and has no reason to believe that such Intellectual Property is not or, if not yet patented or registered, would not be, valid and enforceable against an unauthorised user;

(nn)	that, since inception, the Issuer has not, directly or indirectly, extended or maintained credit, arranged to extend credit, or renewed any extension of credit, in the form of a personal loan, to or for any director or executive officer of the Issuer, or to or for any family member or affiliate of any director or executive officer of the Issuer in violation of Applicable Laws;

(oo)	except as disclosed in the Data Room, other than inter-company loans among the Issuer and its Subsidiaries, neither the Issuer nor any of the Subsidiaries has any loans or other indebtedness outstanding, outside the normal course of business, which has been made to any of their respective shareholders, officers, directors or employees, past or present, or any person not dealing at arm’s length with them;

(pp)	neither the Issuer nor any Subsidiary has ever been in violation of, in connection with the ownership, use, maintenance or operation of the property and assets thereof, any applicable federal, provincial, state, municipal or local laws, by-laws, regulations, orders, policies, permits, licenses, certificates or approvals having the force of law, domestic or foreign, relating to environmental, health or safety matters which could reasonably be expected to have a Material Adverse Change;

(qq)	that (i) each of the Issuer and its Subsidiaries is and has been in compliance with, and is not subject to any pending, or to the knowledge of the Issuer, threatened costs or liability under, any and all federal, state, local and non-U.S. statutes, laws, rules, regulations, ordinances, codes, other requirements or rules of law (including common law) and judicial or administrative decisions or orders, relating to pollution, the generation, use, handling, transportation, treatment, storage, discharge, disposal or release of hazardous substances, the protection or restoration of the environment, human health and safety, noise or the protection of natural resources, including wildlife, migratory birds, eagles or endangered or threatened species or habitats (collectively, “Environmental Laws”) and to the knowledge of the Issuer, there are no facts or circumstances that would reasonably be expected to result in such non-compliance, cost or liability, (ii) neither the Issuer nor any of its Subsidiaries owns, occupies, operates, leases or uses any real property contaminated with Hazardous Substances, (iii) neither the Issuer nor any of its Subsidiaries is conducting or funding any investigation, remediation, remedial action or monitoring of actual or suspected Hazardous Substances in the environment, (iv) neither the Issuer nor any of its Subsidiaries is liable or allegedly liable for any release or threatened release of Hazardous Substances, including at any off-site treatment, storage or disposal site, (v) neither the Issuer nor any of its Subsidiaries, nor to the knowledge of the Issuer, any principal supplier, manufacturer or contractor of the Issuer or any of its Subsidiaries, is subject to any claim, action, suit, order, demand or notice by any governmental agency or governmental body or person relating to Environmental Laws or Hazardous Substances, (vi) the Issuer and its Subsidiaries have received and are in compliance with all, and have no liability under any, permits, licenses, authorisations, identification numbers or other approvals required under applicable Environmental Laws to conduct their respective businesses, and (vii) to the knowledge of the Issuer, there are no requirements proposed for adoption or implementation under any Environmental Law, except in each case covered by clauses (i) - (vii) such as would not individually or in the aggregate reasonably be expected to result in a Material Adverse Change; (b) there are no proceedings that are pending, or to the knowledge of the Issuer, threatened against the Issuer or any of its Subsidiaries pursuant to any Environmental Laws by a Governmental Authority, other than such proceedings for which it is reasonably believed no monetary sanctions of $100,000 or more will be imposed; and (c) there are no costs or expenditures (including capital expenditures) under or pursuant to Environmental Laws that would reasonably be expected to have a material effect on the capital expenditures, earnings or competitive position of the Issuer and its Subsidiaries. For purposes of this subsection, “Hazardous Substances” means (A) petroleum and petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and mold, and (B) any other chemical, material or substance defined as toxic or hazardous or as a pollutant, contaminant or waste or words of similar import, or regulated or that can form the basis for liability, under Environmental Laws;

(rr)	that the Issuer or its Subsidiaries are the holders of all of their respective mineral interests (including mining, exploration or prospecting rights, concessions or licenses, fee interests, or similar interests as applicable in the applicable jurisdiction) (the “International Mining Claims”), under valid and subsisting title documents, or other recognised and enforceable agreements or instruments, as being held respectively by them, free and clear of any encumbrances, liens, charges or restrictions, and no material royalty is payable in respect of any such claims, in each case except as disclosed in the Data Room that would not reasonably be expected to interfere with the exploration of the property or mineral project that is the subject of the International Mining Claims. The Issuer or its Subsidiaries have complied in all material respects with the applicable requirements of the jurisdictions in which the International Mining Claims are located in respect of such claims, including obtaining such licenses and permits, paying such fees and taking such steps as are required to establish and maintain its interest in such claims under applicable rules and regulations, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Change;

(ss)	the Issuer has not received any notice of proceedings relating to the revocation or modification of any material mining or exploration authorities, permits or licences previously granted to the Issuer, nor has it received notice of the revocation or cancellation of, or any intention to revoke or cancel, any material mining claim, concession or lease of the Issuer;

(tt)	to the Issuer’s knowledge, all exploration work on each of the properties or mineral projects has been conducted in all respects in accordance with good mining and engineering practices and all applicable workers’ compensation and health and safety and workplace laws, regulations and policies have been duly complied with;

(uu)	that the Issuer and the Subsidiaries maintain insurance by insurers of recognized financial responsibility, against such losses, risks and damages to their business and the value of their properties in such amounts that are reasonable and adequate to protect the business and the value of their properties and in compliance with the requirements contained in any material agreements; and all of the policies in respect of such insurance coverage, fidelity or surety bonds insuring the Issuer, the Subsidiaries, and their respective directors, officers and employees, and the business and properties, are in good standing and in full force and effect in all respects, and not in default. The Issuer and the Subsidiaries are in compliance with the terms of such policies and instruments in all material respects and there are no material claims by the Issuer or any Subsidiary under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause. The Issuer has no reason to believe that it and its Subsidiaries will not be able to (i) renew their existing insurance coverage as and when such policies expire or (ii) obtain comparable coverage from similar institutions as may be necessary or appropriate to conduct their business as currently conducted or proposed to be conducted and at a cost that would not, individually or in the aggregate, result in a Material Adverse Change. Neither the Issuer nor any of its Subsidiaries has been denied any insurance coverage which it has sought or for which it has applied;

(vv)	that (i)(x) except as disclosed in the Data Room to the Issuer’s knowledge, there has been no security breach or other compromise of or relating to any of the Issuer’s information technology and computer systems, networks, hardware, software, data (including the data of its customers, employees, suppliers, vendors and any third party data maintained by or on behalf of it), equipment or technology (collectively, “IT Systems and Data”) and (y) the Issuer has not been notified of, and has no knowledge of any event or condition that would reasonably be expected to result in, any security breach or other compromise to its IT Systems and Data, except as would not, in the case of this clause (i), individually or in the aggregate, have a Material Adverse Change; (ii) the Issuer is presently in compliance with all Applicable Laws or statutes and all judgments, orders, rules and regulations of any court or arbitrator or governmental or regulatory authority, internal policies and contractual obligations relating to the privacy and security of IT Systems and Data and to the protection of such IT Systems and Data from unauthorised use, access, misappropriation or modification, except as would not, in the case of this clause (ii), individually or in the aggregate, have a Material Adverse Change; (iii) the Issuer has implemented and maintained commercially reasonable safeguards to maintain and protect its material confidential information and the integrity, continuous operation, redundancy and security of all IT Systems and Data; and (iv) the Issuer has implemented commercially reasonable backup and disaster recovery technology consistent with industry standards and practices;

(ww)	except as set out in the Disclosure Letter, that the Issuer and its Subsidiaries have filed, or otherwise obtained extensions in respect of the filing of, all federal, state and foreign income and franchise tax returns and have paid all taxes required to be filed or paid by them and, if due and payable, any related or similar assessment, fine or penalty levied against them. The Issuer has made adequate charges, accruals and reserves in the applicable financial statements referred to herein in respect of all material federal, state and foreign income and franchise taxes for all periods as to which the tax liability of the Issuer has not been finally determined. The Issuer and its Subsidiaries are not aware of any material claims against them in writing by any taxing authority in relation to the filing of tax returns or the payment of required taxes;

(xx)	there are no material off-balance sheet transactions, arrangements, obligations (including contingent obligations) or liabilities of the Issuer or any Subsidiary which are required to be disclosed and are not disclosed or reflected in their financial statements;

(yy)	that the Issuer has established and maintains disclosure controls and procedures (as such term is defined in Rules 13a-15 and 15d-15 under the Exchange Act) that (A) are designed to ensure that material information relating to the Issuer and its Subsidiaries is made known to the Issuer’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared; (B) provide for the periodic evaluation of the effectiveness of such disclosure controls and procedures as of the end of the period covered by the Issuer’s most recent annual or quarterly report filed with the Commission; and (C) are effective in all material respects to perform the functions for which they were established;

(zz)	that the Issuer maintains (i) effective “internal control over financial reporting” as defined in, and in compliance with, Rules 13a-15 and 15d-15 under the Exchange Act, and (ii) a system of internal accounting controls sufficient to provide reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorisations; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (C) access to assets is permitted only in accordance with management’s general or specific authorisation; and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences;

(aaa)	except as set out in the Disclosure Letter, the Issuer and its Subsidiaries: (i) are and at all times have been in full compliance with all Applicable Laws in all material respects; (ii) have not received any correspondence or notice from any Governmental Authority alleging or asserting material noncompliance with any Applicable Laws or Authorisations; (iii) possess all material Authorisations required for the conduct of their respective business, and such Authorisations are valid and in full force and effect and the Issuer and its Subsidiaries are not in material violation of any term of any such Authorisation; (iv) have not received notice of any pending or threatened claim, suit, proceeding, hearing, enforcement, audit, investigation, arbitration or other action from any Governmental Authority or third party alleging that any operation or activity of the Issuer or its Subsidiaries is in violation of any Applicable Laws or Authorisations and have no knowledge or reason to believe that any such Governmental Authority or third party is considering any such claim, suit, proceeding, hearing, enforcement, audit, investigation, arbitration or other action; (v) have not received notice that any Governmental Authority, has taken, is taking or intends to take action to limit, suspend, modify or revoke any material Authorisations and/or will not grant any required Authorisation and have no knowledge or reason to believe that any such Governmental Authority is considering such action; and (vi) have, or have had on their behalf, filed, declared, obtained, maintained or submitted all reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments as required by any Applicable Laws or Authorisations except where failure to do so would not reasonably be expected to have a Material Adverse Change and that all such reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments were materially complete and correct on the date filed (or were corrected or supplemented by a subsequent submission);

(bbb)	that neither the Issuer nor any of its Subsidiaries, nor any director or officer of the Issuer or its Subsidiaries, nor, to the knowledge of the Issuer, any agent, employee or representative of the Issuer or its Subsidiaries, affiliate or other person associated with or acting on behalf of the Issuer or its Subsidiaries, has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made or taken an act in furtherance of an offer, promise or authorisation of any direct or indirect unlawful payment of corporate funds or benefit to any foreign or domestic government or regulatory official or employee, including, without limitation, of any government-owned or controlled entity or of a public international organisation, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act 2010, or any applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or committed an offense under any other applicable anti-bribery or anti-corruption laws; or (iv) made, offered, agreed, requested or taken an act in furtherance of any unlawful bribe or other unlawful benefit, including, without limitation, any rebate, payoff, influence payment, kickback or other unlawful or improper payment or benefit. The Issuer has instituted, maintained and enforced, and will continue to maintain and enforce, policies and procedures designed to promote and ensure compliance with all applicable anti-bribery and anti-corruption laws;

(ccc)	that the operations of the Issuer and its Subsidiaries are and have been conducted at all times in compliance with all applicable financial recordkeeping and reporting requirements, including those of the Currency and Foreign Transactions Reporting Act of 1970, as amended, those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), and the applicable anti-money laundering statutes of all jurisdictions in which the Issuer and its Subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental or regulatory agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Issuer or its Subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Issuer, threatened.

(ddd)	that neither the Issuer nor any of its Subsidiaries, nor any director or officer of the Issuer or its Subsidiaries, nor, to the knowledge of the Issuer, any agent, employee or representative of the Issuer or its Subsidiaries, affiliate or other person associated with or acting on behalf of the Issuer or its Subsidiaries is currently the subject or target of any sanctions administered or enforced by the U.S. government (including, without limitation, the Office of Foreign Assets Control of the U.S. Treasury Department or the U.S. Department of State and including, without limitation, the designation as a “specially designated national” or “blocked person”), the United Nations Security Council, the European Union, His Majesty’s Treasury or other relevant sanctions authority (collectively, “Sanctions”), nor is the Issuer or any of its Subsidiaries located, organised or resident in a country or territory that is the subject or the target of Sanctions, including, without limitation, Cuba, Iran, North Korea, the Crimean region of Ukraine, the so-called Luhansk People’s Republic, Zeporizhzhia and Kherson Regions, Sudan and Syria (each, a “Sanctioned Country”); and the Issuer will not directly or indirectly use the proceeds of the offering of the Debentures hereunder, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other person or entity (i) to fund or facilitate any activities of or business with any person that, at the time of such funding or facilitation, is the subject or the target of Sanctions, (ii) to fund or facilitate any activities of or business in any Sanctioned Country or (iii) in any other manner that will result in a violation by any person (including any person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Sanctions. For the past five years, the Issuer and its Subsidiaries have not knowingly engaged in, are not now knowingly engaged in, and will not engage in, any dealings or transactions with any person that at the time of the dealing or transaction is or was the subject or the target of Sanctions or with any Sanctioned Country;

(eee)	that the Debentures will, upon issue, constitute direct, unconditional, unsubordinated and unsecured obligations of the Issuer ranking pari passu and rateably, without any preference among themselves, and at least equally with all other existing and future unsecured and unsubordinated obligations of the Issuer but, in the event of an insolvency of the Issuer, save for such obligations that may be preferred by provisions of law that are mandatory and of general application;

(fff)	that the Issuer is a “foreign private issuer” within the meaning of Rule 405 under the Securities Act and neither it, its affiliates or anyone acting on its or their behalf has engaged or will engaged in “directed selling efforts” (as such term is used in Regulation S under the Securities Act) with respect to the Debentures;

(ggg)	the Issuer is not, and, after giving effect to the issuance and sale of the Debentures will not be, an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended, and the rules and regulations of the Commission promulgated thereunder;

(hhh)	with respect to each of the Leased Premises, the Issuer and/or each Subsidiary occupies the Leased Premises and has the right to occupy and use the Leased Premises and each of the leases pursuant to which the Issuer or any Subsidiary occupies the Leased Premises is in good standing and in full force and effect. The performance of obligations pursuant to and in compliance with the terms of this Agreement, and the completion of the transactions described herein by the Issuer, will not afford any of the parties to such leases or any other person the right to terminate any such lease or result in any additional or more onerous obligations under such leases;

(iii)	the Issuer and the Subsidiaries are in material compliance with all Applicable Laws respecting employment and employment practices, terms and conditions of employment, workers’ compensation, occupational health and safety and pay equity and wages. There are no material claims, complaints, outstanding decisions, orders or settlements or pending claims, complaints, decisions, orders or settlements under any Applicable Laws related to human rights, employment standards, workers’ compensation, occupational health and safety or similar legislation nor has the Issuer or any Subsidiary received any notice of the foregoing, nor has any event occurred which may give rise to any of the foregoing;

(jjj)	each material plan for retirement, bonus, stock purchase, profit sharing, stock option, deferred compensation, severance or termination pay, insurance, medical, hospital, dental, vision care, drug, sick leave, disability, salary continuation, legal benefits, unemployment benefits, vacation, incentive or otherwise contributed to or required to be contributed to, by the Issuer or the Subsidiaries for the benefit of any current or former director, officer, employee or consultant of the Issuer or the Subsidiaries (the “Employee Plans”) has been maintained in compliance with its terms and with the requirements prescribed by any and all Applicable Laws to such Employee Plans, in each case in all material respects;

(kkk)	all material accruals for unpaid vacation pay, premiums for unemployment insurance, health premiums, federal or state pension plan premiums, accrued wages, salaries and commissions and employee benefit plan payments have been reflected in the books and records of the Issuer and each Subsidiary, as applicable; and

(lll)	there is not currently any labour disruption, dispute, slowdown, stoppage, complaint or grievance outstanding, or to the knowledge of the Issuer, threatened or pending, against the Issuer or any Subsidiary which is adversely affecting or could adversely affect, in a material manner, the carrying on of the business of the Issuer and no union representation exists for the employees of the Issuer or any Subsidiary and no collective bargaining agreement is in place or being negotiated by the Issuer or any Subsidiary.

8.2	The Issuer acknowledges and agrees that the representations, warranties, covenants and acknowledgements made by the Issuer in this Agreement, including the schedules hereto, are made with the intention that they may be relied upon by the Debentureholder in deciding to purchase the Debentures. The Issuer further agrees that by issuing and delivering the Debentures to the Debentureholder, the Issuer shall be representing and warranting that such representations, warranties, acknowledgements and covenants are true as at the Closing Time with the same force and effect for the benefit of the Debentureholder as if they had been made by the Issuer at the Closing Time and that they shall survive the purchase by the Debentureholder of the Debentures and shall continue in full force and effect for the benefit of the Debentureholder notwithstanding any subsequent disposition by the Debentureholder of any of the Debentures or underlying Shares.

9.	Representations of the Debentureholder

9.1	The Debentureholder represents, warrants and confirms to the Issuer as follows:

(a)	that it has been duly incorporated and is validly existing and registered in its jurisdiction of incorporation and is not in liquidation, receivership or bankruptcy and it has full power and authority to execute and perform its obligations under this Agreement;

(b)	that it understands that the Debentures have not been and will not be registered under the Securities Act or with any securities regulatory authority of any state or other jurisdiction of the United States and that any offer and sale of the Debentures to it is being made in reliance on an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act in a transaction not involving any public offering in the United States;

(c)	that its purchase of the Debentures is lawful under the laws of the jurisdiction of its incorporation and the jurisdiction in which it operates (if different), and that such acquisition will not contravene any law, regulation or regulatory policy applicable to it;

(d)	that it is not a U.S. person (as such term is defined in Regulation S) and is not acting for the account or benefit of a U.S. person;

(e)	that it is acquiring the Debentures for its own account, or for one or more accounts (and as to each of which it has authority to acquire the Debentures and exercise sole investment discretion), for investment purposes, and not with a view to, or for resale in connection with, the distribution thereof, directly or indirectly, in whole or in part, in the United States in violation of the Securities Act and that neither it nor any account for which it is acting (if any) was formed for the specific purpose of acquiring the Debentures;

(f)	that it understands that the Debentures may only be resold or otherwise transferred in a transaction exempt from, or not subject to, the registration requirements of the Securities Act, and in compliance with applicable state securities law, and that the Issuer is not required to register the Debentures under the Securities Act; and

(g)	that, without prejudice to the Debentureholder’s rights against the Issuer in respect of the representations and warranties given by the Issuer pursuant to Clause 8 (Representations of the Issuer) or as otherwise contained in the Debenture Documents, it understands and acknowledges (A) that, as the subject of this Agreement is a private placement of securities, it is responsible for conducting its own due diligence in connection with the matters which are the subject of this Agreement and any purchase of Debentures by it, (B) that it has taken all advice it deems appropriate and has made its own investment decision to acquire the Debentures, (C) that it is aware and understands that an investment in the Debentures involves a considerable degree of risk and that no U.S. federal or state or non-U.S. agency has made any finding or determination as to the fairness for investment or any recommendation or endorsement of any such investment and (D) that it has made its own assessment concerning the relevant tax, legal, economic and other considerations relevant to its investment in the Debentures.

9.2	The Debentureholder acknowledges and agrees that the representations, warranties, covenants and acknowledgements made by the Debentureholder in this Agreement, including the schedules hereto, are made with the intention that they may be relied upon by the Issuer in determining the Debentureholder’s eligibility to purchase the Debentures. The Debentureholder further agrees that by accepting the Debentures, the Debentureholder shall be representing and warranting that such representations, warranties, acknowledgements and covenants are true as at the Closing Time with the same force and effect for the benefit of the Issuer as if they had been made by the Debentureholder at the Closing Time and that they shall survive the purchase by the Debentureholder of the Debentures and shall continue in full force and effect for the benefit of the Issuer notwithstanding any subsequent disposition by the Debentureholder of any of the Debentures or underlying Shares.

10.	Undertakings by the Issuer

The Issuer undertakes with the Debentureholder as follows:

(a)	it will forthwith notify the Debentureholder if at any time prior to payment of the subscription monies for the Debentures on the Closing Date anything occurs which renders or which they are aware might reasonably be expected to render untrue or incorrect in any respect any of the representations and warranties contained in Clause 8 (Representations of the Issuer);

(b)	between the date hereof and the Closing Date (both dates inclusive), it will not do any act or thing which, had the Debentures then been in issue, would result in an adjustment to the Conversion Price;

(c)	it will use the proceeds from the issue of the Debentures for:

(i)	Kabanga and regional exploration and evaluation expenses (on existing licenses);

(ii)	feasibility study and engineering costs;

(iii)	land compensations for lawful occupiers, freeholder land acquisition from lawful occupiers, resettlement and community related expenses;

(iv)	Kabanga tendering expenses, early works and construction costs;

(v)	working capital related to Tanzanian operations; and

(vi)	general corporate and administrative overheads, including expenses of group companies performing the Kabanga Nickel project and related functions and employing member of the owner’s team;

(d)	it will comply with all applicable Anti-Money Laundering Laws;

(e)	it will ensure that the issue and sale of the Debentures by the Issuer to the Debentureholder and the Shares issuable upon conversion thereof by the Debentureholder, will comply, in all material respects, with the requirements of all Applicable Laws;

(f)	it will not, and it shall procure its Subsidiaries will not, directly or indirectly, use all or part of the proceeds of the offering of the Debentures, or lend, contribute or otherwise make available all or part of such proceeds to any subsidiary, joint venture partner or other person:

(i)	to fund or facilitate any activities of or business with any person that, at the time of such funding or facilitation, is the subject or the target of applicable Sanctions;

(ii)	to fund or facilitate any activities of or business in any country or territory, that is, or whose government is, the subject of any Sanctions at the time of such funding or financing; or

(iii)	in any other manner that will result in a violation by any member of the Group of applicable Sanctions; and

(g)	it will use its commercially reasonable efforts to obtain the effectiveness of the Registration Statement on or about 30 August 2024;

(h)	it shall, on or about 1 August 2024, file with the United States Securities and Exchange Commission (“SEC”) an initial Registration Statement registering the resale of all Shares issuable under the terms of the Debentures (including the Principal Shares and Interest Shares) or upon conversion of the Debentures (the “Registrable Securities”) under Rule 415 under the Securities Act at then prevailing market prices (and not fixed prices), as mutually determined by both the Issuer and the Lead Subscriber in consultation with their respective legal counsel. The Issuer shall use its commercially reasonable efforts to have the Registration Statement and any amendment declared effective by the SEC at the earliest possible date, but in any event not later than 30 August 2024, and will otherwise effect all such registrations, obtain all such qualifications and comply with all such laws, rules and regulations as may be necessary in order to permit the sale, transfer and other disposition of the Registrable Securities by the Debentureholder pursuant to the Registration Statement (including, without limitation, the execution of any required undertaking to file post-effective amendments, appropriate qualifications or exemptions under applicable blue sky or other state securities laws and appropriate compliance with applicable securities laws, requirements or regulations);

(i)	in the event that the Registration Statement is not declared effective by 30 August 2024 (such date, the “Event Date”), then, in addition to any other rights the Debentureholder may have under this Agreement, the Debentures or Applicable Law, the Issuer shall be obligated to pay to the Debentureholder liquidated damages equal to 1.0% of the aggregate principal amount of the Debentures in cash not later than the third Business Day of September 2024;

(j)	in the event that the registration statement is not declared effective on the last Business Day of each successive calendar month following the Event Date, then, in addition to any other rights the Debentureholder may have under this Agreement, the Debentures or Applicable Law, the Issuer shall be obligated to pay to the Debentureholder liquidated damages equal to an additional 1.0% of the aggregate principal amount of the Debentures in cash for each month that the registration statement is not declared effective, payable not later than the third Business Day of the following month;

(k)	in the event that the registration statement is not declared effective on or before 1 March 2025, the Debentureholder shall, in its sole discretion, have the right to require the Borrower to purchase the Debentures at a purchase price, payable in cash, equal to 100% of the principal amount thereof, plus all accrued and unpaid interest; and

(l)	it shall between the date hereof and the Closing Date (both dates inclusive) immediately notify the Debentureholder of any change in any statement or other information relating to the Issuer set forth herein or in any materials provided by the Issuer to the Lead Subscriber that occurs prior to the Closing Time.

11.	Transfers of Rights and Obligations

11.1	Assignment

Except as set out below in Clause 11.2 (Permitted Transfers), no Party may assign or transfer its rights, benefits and obligations under this Agreement.

11.2	Permitted Transfers

(a)	Subject to Clauses 5.4 (Closed Periods), 5.5 (Regulations Concerning Transfers and Registration) and the other provisions of this Clause 11.2, a Debentureholder (being an “Existing Holder”) may at any time transfer a Debenture or Debentures to any person (a “New Holder”), provided that:

(i)	the consent of the Issuer (which shall not be unreasonably withheld or delayed) has been obtained;

(ii)	the Debenture or Debentures are being transferred in a transaction exempt from, or not subject to, the registration requirements of the Securities Act, and in each case in compliance with applicable state securities law; and

(iii)	prior to such transfer, such New Holder executes and delivers a duly completed and executed Transfer and Accession Deed by the Existing Holder and the New Holder, to the Issuer at its address for notice, together with such evidence as the Issuer may reasonably require to prove the title of the Existing Holder and the authority of the individuals who have executed the Transfer and Accession Deed.

(b)	A Debentureholder may not transfer a Debenture to a person who (i) is a retail client as defined in point (6) of Article 4(1) of Regulation (EU) 1286/2014/EU as it forms part of United Kingdom law by virtue of the EUWA, as amended; (ii) is a customer within the meaning of the FSMA and any rules or regulations made under FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client as defined in point (8) of Article 2(1) of Regulation (EU) No. 600/2014 as it forms part of United Kingdom domestic law by virtue of the EUWA; or (iii) is not a qualified investor as defined in Regulation (EU) 2017/1129 of the European Parliament and of the Council, including as it forms part of United Kingdom domestic law by virtue of the EUWA.

(c)	A Debentureholder may only transfer a Debenture to a person in circumstances that does not result in the Debentureholder or the Issuer acting in breach of section 21 of FSMA or any equivalent legislation.

(d)	Every Transfer and Accession Deed in respect of the Debentures must be delivered to the Issuer at its address for notice (which may include electronic delivery) and must be accompanied by the surrender of the relevant Debenture Certificate.

(e)	Following receipt of the Transfer and Accession Deed and the surrender of the relevant Debenture Certificate (if applicable) in accordance with this Clause 11.2, the Issuer will (subject to and in accordance with the requirements of Schedule 7 (Regulations Concerning Transfers and Registration of the Debentures)) promptly register the transfer in the Register and issue a copy of the updated Register to the New Holder.

(f)	Such transfer of Debentures will be effected without charge, subject to the person making such application for transfer paying or procuring the payment of any taxes, duties and other governmental charges in connection therewith.

12.	Undertaking of Debentureholders

12.1	Initial Determinations Notice

The Issuer shall, not later than ten Business Days following the occurrence of the Closing Date, deliver an Initial Determinations Notice (substantially in the form set out in Schedule 7 (Form of Initial Determinations Notice)) to the Debentureholder (and each subsequent Debentureholder within five Business Days of such Debentureholder’s accession to this Agreement in accordance with Clause 11.2(a)(iii) (Transfers of Rights and Obligations)).

12.2	No Liability for Other Debentureholders

Following a transfer of Debentures, the relevant transferor (including the Debentureholder, if applicable) shall have no liability for the actions of transferees or other Debentureholders, nor shall it have any obligation to enforce the terms of this Agreement against any other Debentureholders.

12.3	Orderly Market Operations

In its exercise of Conversion Rights, the Debentureholders shall use its reasonable commercial endeavours to assist the Issuer in ensuring orderly market operations in the trading of the Shares.

13.	Notices

13.1	Communications in Writing

Any communication to be made under or in connection with the Debenture Documents shall be made in writing and, unless otherwise stated, may be made by email or letter.

13.2	Addresses

The address and email address (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Debenture Documents and the Debentures is:

(a)	in the case of the Issuer:

Lifezone Metals Limited

Address:	Commerce House, 1 Bowring Road, Ramsey IM8 2LQ, Isle of Man

Email:	[***]

Attention:	Chief Executive Officer

(b)	In the case of the Debentureholder:

[●]

Address:	[●]

Email:	[●]
Attention:	[●]

or any substitute address or email address or department or officer as the Party may notify to the other Parties by not less than five Business Days’ notice. Any such notice shall take effect, in the case of a letter, at the time of delivery, or in the case of email transmission, at the time of despatch (unless a delivery failure notification is received by the sender within 12 hours of sending such communication, in which case such notice shall be deemed not to have taken effect).

If such delivery is made after 5:00 p.m. or on a day which is not a Business Day, such delivery shall be deemed to have been made on the next following Business Day, as applicable.

14.	Confidential Information

14.1	Confidentiality

Each Party agrees to keep all Debenture Documents and their contents (the “Confidential Information”) strictly confidential and not to disclose any Confidential Information to anyone, save to the extent permitted by Clause 14.2 (Disclosure of Confidential Information).

14.2	Disclosure of Confidential Information

(a)	Each Party may disclose Confidential Information (i) on a confidential basis to the accountants, legal counsels and other professional advisors retained by the Issuer and the Debentureholders, respectively, or (ii) as required by applicable law, regulation, stock exchange rules, judicial or regulatory order, or any tax authority or other Governmental Authority, after consultation with the other Parties (to the extent permitted by the relevant law, regulation, stock exchange rule, judicial or regulatory order, tax authority or other Governmental Authority) or (iii) to the extent that one of the Parties needs to disclose the same for the exercise, protection of enforcement of its rights under this Agreement or the Debentures; and no Party may disclose Confidential Information to any other person (other than, in the case of the Debentureholders, any of their affiliates, agents, management entities or funds under common management or control and having made them aware of the confidential nature of such disclosures) without the prior written consent of the other Parties.

(b)	Each Debentureholder may disclose Confidential Information to any person (having made them aware of the confidential nature of such disclosure) in connection with the potential transfer of Debentures or assignment or novation their rights, benefits and/or obligations under this Agreement and the Debentures (or discussions in relation thereto), or to any New Holder with whom it duly executes a Transfer and Accession Deed.

14.3	Restricted Information

(a)	The Issuer shall not (without first entering into a separate confidentiality agreement with each Debentureholder) provide any Debentureholder with any Restricted Information (as defined below) regarding the Debentures, the Shares, the Issuer or the Group.

(b)	In relation to any Restricted Information disclosed by the Issuer (or on its behalf) to the Debentureholder on or prior to the Closing Date, the Issuer shall (in consultation with the Debentureholder) do whatever is necessary to ensure that such Restricted Information is publicly disclosed to the market in accordance with Applicable Laws, regulations or rules (including, for the avoidance of doubt, by way of announcement through a Regulatory News Service) or as otherwise may be effective so as to ensure that, by no later than the Closing Date, the Debentureholder is no longer in possession of Restricted Information and is no longer restricted from trading in any securities or instruments of the Issuer or any member of the Group or any other person by reason of the receipt of that Restricted Information. For the purposes of this Clause, “Restricted Information” means any information that is or may be material non-public and price-sensitive or is insider information within the meaning of applicable insider dealing or market abuse law (including Regulation 596/2014/EU).

14.4	Announcements

The Issuer will ensure that all announcements and documents published or statements made by it or on its behalf, which refer to the Debentureholder or any Debentureholder by name will only be made or published with the prior written consent of that Debentureholder or the Debentureholder (where its identity is disclosed) and will be true and accurate in all material respects and not misleading in any material respect and, where appropriate, will contain all information necessary for legal or regulatory purposes and all opinions included will be honestly held and given after due and careful consideration. Nothing in this Clause 14.4 shall restrict the Issuer from at any time making any disclosure or announcement which is required by any applicable law, regulation, stock exchange rule, judicial or regulatory order, or any tax authority or other Governmental Authority, provided that where such disclosure or announcement is required and, to the extent permitted by the relevant law, regulation, stock exchange rule, judicial or regulatory order, tax authority or other Governmental Authority, the Issuer shall promptly notify the Debentureholder (where relevant) or any Debentureholder whose name is referred to therein and provide to the Debentureholder or such Debentureholder the relevant announcement, document or statement for its prior review and consent (such consent not to be unreasonably withheld or delayed).

15.	Payments

15.1	Tax gross up

All payments in respect of the obligations of the Issuer under this Agreement shall be made free and clear of, and without withholding or deduction for or on account of, any taxes, duties, assessments or governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or on behalf of any Governmental Authority or any political subdivision or any authority thereof or therein having power to tax, unless such withholding or deduction is required by law. In that event, the Issuer shall pay such additional amounts as will result in the receipt by each Debentureholder of such amounts as would have been received by it if no such withholding or deduction had been required.

15.2	Set-off

All payments in respect of the obligations of the Issuer under the Debenture Documents shall be paid by the Issuer in accordance with the Debenture Documents without any deduction or withholding (whether in respect of any set-off, counterclaim or otherwise whatsoever) unless the deduction or withholding is required by law.

16.	Entire Agreement

16.1	This Agreement, and any Debenture Certificate issued pursuant to it, constitute the whole agreement between the parties and supersede any arrangements, understanding or previous agreement between them relating to the subject matter they cover.

16.2	Each party acknowledges that in entering into this Agreement, and any documents referred to in it, it does not rely on, and shall have no remedy in respect of, any statement, representation, assurance or warranty of any person other than as expressly set out in this Agreement or those documents referred to in it.

16.3	Nothing in this clause operates to limit or exclude any liability for fraud

17.	Further Assurance

The Issuer shall forthwith, at its own expense and from time to time, do or file, or cause to be done or filed, all such things and shall execute and deliver all such documents, agreements, opinions, certificates and instruments reasonably requested by the Debentureholder or its counsel as may be necessary or desirable to complete the transactions contemplated by this Agreement and carry out its provisions and intention.

18.	Severability

If any provision in or obligation under this Agreement is or becomes invalid, illegal or unenforceable in any respect under the law of any jurisdiction, that will not affect or impair (i) the validity, legality or enforceability under the law of that jurisdiction of any other provision in or obligation under this Agreement, and (ii) the validity, legality or enforceability under the law of any other jurisdiction of that or any other provision in or obligation under this Agreement.

19.	Remedies and Waivers

No failure or delay by any Party to exercise any right or remedy provided under the Debenture Documents or by law shall constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict the further exercise of that or any other right or remedy. No single or partial exercise of such right or remedy shall prevent or restrict the further exercise of that or any other right or remedy.

20.	Amendments and Waivers

20.1	Prior to Closing

Up to the completion of Closing, the Parties may, in their absolute discretion, agree to any modification, alteration or addition to this Agreement.

20.2	From Closing

From the completion of Closing, the provisions of this Agreement may not be modified, altered, abrogated or added to other than as provided herein or by a written agreement among the Issuer and the Debentureholder.

21.	Counterparts

This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement. For the purposes of this Agreement, signatures transmitted by electronic means, including in Portable Document Format (.pdf) files or by DocuSign, shall be deemed to be originals.

22.	Contracts (Rights of Third Parties) Act 1999

Except as expressly stated otherwise and in respect of the rights conferred on Indemnified Persons in Clause 6 (Indemnification of the Debentureholders), this Agreement is made for the benefit of the parties to it and their successors and permitted assigns and a person who is not a Party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement, but this does not affect any right or remedy of a third Party which exists or is available apart from that Act.

23.	Governing Law and Jurisdiction

23.1	Governing Law

This Agreement, and any non-contractual obligations arising out of or in connection with it, shall be governed by, and construed in accordance with, English law.

23.2	Jurisdiction

The courts of England have exclusive jurisdiction to settle any claims or disputes which may arise out of or in connection with this Agreement and any non-contractual obligations, claims or disputes arising out of or in connection with it and accordingly any legal action or proceedings arising out of or in connection with this Agreement or any such obligations may be brought in such courts. Each of the Parties irrevocably waives any objection which it might now or hereafter have to the courts of England being nominated as the forum to hear and determine any such legal action or proceedings and agrees not to claim that any such court is not a convenient or appropriate forum.

23.3	Service of Process

The Issuer agrees that the process by which any proceedings are commenced in England pursuant to Clause 23.2 (Jurisdiction) may be served on it by being delivered to Kabanga Nickel Limited at 22 Chancery Lane, London, United Kingdom, WC2A 1LS (with a copy at all times to [***]). If such person is not or ceases to be effectively appointed to accept service of process on behalf of the Issuer, the Issuer shall, on the written demand of any Debentureholder, appoint a further person in England to accept service of process on the Issuer’s behalf. Nothing in this paragraph shall affect the right of any Debentureholder to serve process in any other manner permitted by law.

Schedule 1

Subscription Allocation

Name of Debentureholder	Aggregate principal amount of Debentures			Net purchase price of Debentures after OID
[●]	USD	[●	]	USD	[●	]

Schedule 2

Conditions Precedent

1.	Approvals and Authorisations

(a)	A certified copy of the constitutional documents of the Issuer and each of the Material Subsidiaries.

(b)	A certified copy of a resolution of the board of directors of the Issuer:

(i)	approving and ratifying the execution of the Debenture Documents, the issue of the Debentures, allotting and reserving for issuance the Shares issuable upon the conversion of the Debentures and the consummation of the transactions contemplated by the Debenture Documents;

(ii)	authorising a specified person or persons to execute the Debenture Documents to which it is a party on its behalf; and

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Debenture Documents to which it is a party;

(c)	A certified list of the specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above.

2.	Legal opinions

(a)	Legal opinion of Baker & McKenzie LLP, legal advisers to the Issuer as to matters of English law, as contemplated by clause 4.1(a)(vi) of this Agreement in the form and substance acceptable in all reasonable respects to the Debentureholder and its legal counsel.

(b)	Legal opinion of Appleby (Isle of Man) LLC, legal advisers to the Issuer as to matters Isle of Man law, as contemplated by clause 4.1(a)(vi) of this Agreement in the form and substance acceptable in all reasonable respects to the Debentureholder and its legal counsel.

(c)	Opinion of Clyde & Co, legal advisors to the Issuer as to matters of the law of the United Republic of Tanzania, as contemplated by clause 4.1(a)(vi) of this Agreement in the form and substance acceptable in all reasonable respects to the Debentureholder and its legal counsel.

3.	Other documents and evidence

(a)	An executed copy of each of the Debenture Documents (other than the Debenture Certificate).

(b)	A certificate dated the Closing Date and signed by a Director of the Issuer confirming the matters specified in Clauses 4.1(a)(iii), 4.1(a)(iv), and 4.1(a)(v) (Conditions Precedent to Closing) of this Agreement.

(c)	A certificate of good standing or the equivalent dated within three Business Days of the Closing Date, in respect of the Issuer and each of the Material Subsidiaries.

(d)	A certificate of the transfer agent of the Issuer certifying: (i) that it has been duly appointed as the transfer agent and registrar for the Shares; and (ii) the issued and outstanding Shares.

(e)	Copies of correspondence received from the Stock Exchange indicating that the Issuer has obtained all necessary approvals for the Shares to be listed on the Stock Exchange, subject only to the satisfaction by the Issuer of such customary and standard post-closing conditions imposed by the Stock Exchange in similar circumstances.

(f)	A copy of any other authorisation or other document, opinion or assurance which the Debentureholder considers (in good faith) to be necessary (if it has notified the Issuer accordingly within a reasonable time prior to the Closing Date) in connection with the entry into and performance of the transactions contemplated by any Debenture Document or for the validity and enforceability of any Debenture Document.

(g)	The satisfaction of all of the Debentureholder’s necessary “know your customer” and/or other similar checks under its internal requirements and Applicable Laws and regulations in relation to this Agreement, the Debentures and the transactions contemplated thereby and the Issuer has provided all such relevant information in relation thereto.

(h)	A written acceptance of the process agent mentioned in Clause 23.3 (Service of Process) of its appointment as set out in that Clause.

(i)	A group structure chart of the Issuer and its Subsidiaries.

Schedule 3

Form of Debenture Certificate

[   ]

Schedule 4

Form of Transfer and Accession Deed

From: [New Holder] (the “New Holder”) and [Existing Holder] (the “Existing Holder”)

To: Lifezone Metals Limited (the “Issuer”)

[Date]

To whom it may concern,

USD [50,000,000] Senior Convertible Debentures due 2028 issued by the Issuer pursuant to the Subscription Agreement dated [  ] 2024 (as amended or supplemented from time to time) (the “Agreement”)

1.	We refer to the Agreement. This is a Transfer and Accession Deed. Terms defined in the Agreement have the same meaning herein unless given a different meaning in this Deed.

2.	The Existing Holder confirms that the principal amount outstanding of Debentures which it holds is USD [●].

3.	We refer to Clause 11 (Transfers of Rights and Obligations) of the Agreement:

(a)	the Existing Holder transfers to the New Holder the Existing Holder’s rights and obligations under the Debentures and the Agreement in the amount referred to in paragraph 3(c)(i) below.

(b)	the proposed transfer date is [●] 20[●] (the “Transfer Date”).

(c)	with immediate effect from the Transfer Date:

(i)	the Existing Holder shall be released from all the obligations of the Existing Holder under the Debentures and the Agreement which correspond to [the principal amount of Debentures held and owned by the Existing Holder and specified in paragraph 2 above]/[USD [●] in principal amount of Debentures held and owned by the Existing Holder]; and

(ii)	the New Holder agrees to accede to the Agreement and agrees to be bound by, and undertakes to perform, the obligations binding a Debentureholder under the Debentures and the Agreement.

4.	The administrative details for the New Holder for the purposes of the Debentures and the Agreement are as follows:

[Insert postal address, email address and attention details for notices and account details for payments]

5.	This Deed may be entered into in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of the Deed.

6.	The provisions of Clause 23 (Governing Law and Jurisdiction) of the Agreement shall apply mutatis mutandis to this Deed as if set out fully herein.

In Witness Whereof this Deed has been executed as a deed and delivered on the date stated at the beginning.

[INSERT APPROPRIATE EXECUTION BLOCK]

Schedule 5

Form of Initial Determinations Notice

[Letterhead of the Issuer]

Initial Determinations Notice

To:	[•] (as “Debentureholder”)
via email: [•]

[●] 2024

USD [50,000,000] Senior Convertible Debentures due 2028 to be issued by Lifezone Metals Limited (the “Issuer”)

Reference is made to the Subscription Agreement dated March [•] 2024 between the Issuer and the Debentureholder (the “Subscription Agreement”). Terms used herein and defined in the Subscription Agreement are used herein as so defined.

In accordance with the Debentures, the Issuer hereby gives notice (the “Initial Determinations Notice”) to the Debentureholder of the following details relating to the Debentures:

(a)	The Closing Date occurred on [●] 2024.

(b)	The VWAP of the Shares on the Stock Exchange for the ten (10) trading days preceding the Closing Date was [●].

(c)	The VWAP of the Shares on the Stock Exchange on the last trading day immediately preceding the Closing Date on which the Shares actually trade was [●].

(d)	The Conversion Price in effect on the date hereof is [●].

(e)	The Interest Payment Dates shall occur on the dates specified in the schedule set out in Annex A to this notice.

(f)	The Maturity Date is [●] 2028.

This notice and any non-contractual obligations arising out of or in connection with it shall be governed by, and construed in accordance with, English law.

ANNEX A – INTEREST PAYMENT DATES

Interest Payment Dates
[●]

Schedule 6

Form of Register

Lifezone Metals Limited

USD [50,000,000] SENIOR CONVERTIBLE DEBENTURES DUE 2028

Name:					[●]
Contact Details:					[●]
Initial Principal Amount:					USD [●]
DATE	CERT NUMBER	ACQUISITIONS	DISPOSALS	REDEMPTIONS / CANCELLATIONS	CONVERSIONS / CONVERSION PRICE	ACCRUED PIK INTEREST	BALANCE
[●]	[●] [Insert details of replacement Debenture Certificates, if any]	USD [●] from [insert name of transferor and details of transaction]	USD [●] from [insert name of transferee and details of transaction]	USD [●] [Specify details of all redemptions or cancellations of Debentures]	USD [●] [Specify details of all conversions of Debentures]		USD [●]

Schedule 7

Regulations Concerning Transfers and Registration of the Debentures

1.	The Issuer shall maintain or procure the maintenance of a Register in respect of the Debentures and enter in it or procure the entrance into it of:

(a)	the initial principal amount of the Debentures, all accruals of interest to principal, and the principal amount of the Debentures at any time;

(b)	the date of issue of the Debentures;

(c)	all subsequent transfers and changes of ownership of Debentures;

(d)	the names and contact details of the holders of the Debentures;

(e)	the Conversion Price in effect at any time;

(f)	details of all conversions of Debentures; and

(g)	details of all accruals of interest to principal amount, redemptions and cancellations of Debentures or replacements of Debenture Certificates (whether because of their purchase by the Issuer, its Subsidiaries, their affiliates or otherwise).

2.	The Issuer shall maintain or procure the maintenance of the Register and update it, or procure that it is updated, on a regular basis to reflect any changes to the information specified in paragraph 1 above and any changes in holdings or ownership.

3.	Without prejudice to Clause 5.2 (Title), a Debentureholder may inspect the Register from 9.00 a.m. to 5.00 p.m. on any Business Day.

4.	Subject to Clause 5.4 (Closed Periods) and 11.2 (Permitted Transfers), Debentures may be transferred by execution of the relevant Transfer and Accession Deed under the hand of the transferor and the transferee or, where the transferor or transferee is a corporation, under its common seal or under the hand of two of its officers duly authorised in writing (or as otherwise permitted under its constitution and the laws applicable to it). Where and to the extent that any duty or tax is required to be paid before the effect of a transfer may lawfully be registered in the Register, the Issuer shall not be required to take any action in respect of such transfer (whether under this Schedule or under Clause 11.2 or otherwise) unless and until it has received evidence to its satisfaction that such tax or duty has been paid.

5.	The Debenture Certificate issued in respect of the Debentures to be transferred must be surrendered for registration, together with the Transfer and Accession Deed (including any certification as to compliance with any restrictions on transfer), duly completed and executed, and together with such evidence as the Issuer may reasonably require to prove the title of the transferor and the authority of the persons who have executed the Transfer and Accession Deed.

6.	The executors or administrators of a deceased Debentureholder of a Debenture shall be the only persons recognised by the Issuer as having any title to such Debenture.

7.	Any person becoming entitled to any Debentures in consequence of the death or bankruptcy of the Debentureholder of such Debentures may, upon producing such evidence that he holds the position in respect of which he proposes to act under this paragraph or of his title as the Issuer reasonably may require (including legal opinions), become registered himself as the Debentureholder of such Debentures or, subject to the provisions of these Regulations and the Subscription Agreement as to transfer, may transfer such Debentures. The Issuer shall be at liberty to retain any amount payable upon the Debentures to which any person is so entitled until such person is so registered or duly transfers such Debentures.

8.	Where there is more than one transferee (to hold other than as joint Debentureholders), separate Transfer and Accession Deeds must be completed in respect of each new holding.

9.	Joint holdings of Debentures shall not be permitted and the entries in the Register shall identify a single person as the Debentureholder of each Debenture.

In Witness Whereof this Agreement has been executed as a deed and delivered on the date stated at the beginning.

Lifezone Metals Limited

as Issuer
By:
Name:
Title:

By:
Name:
Title:

[Signature page to the Subscription Agreement]

[•]

as Debentureholder
By:
Name:
Title:

By:
Name:
Title:

[Signature page to the Subscription Agreement]